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                                                                    Exhibit 23.6

                     Consent of Sharrard, McGee & Co., P.A.

                   [Letterhead of Sharrard, McGee & Co., P.A.]

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference into this Registration Statement of Vornado Realty Trust on Form S-3 of our report dated September 30, 1998 on the statement of income and expense of certain properties of Market Square Limited Partnership for the year ended December 31, 1997 and our compilation report dated November 12, 1998 on the statement of income and expense of certain properties of Market Square Limited Partnership for the nine months ended September 30, 1998 and 1997, which reports appear in the Form 8-K of Vornado Realty Trust, dated August 12, 1998 and filed with the Securities and Exchange Commission on February 12, 1999.

/s/ Sharrard, McGee & Co., P.A.

High Point, North Carolina
October 21, 1999